Exhibit 99.1

Cholestech Announces Financial Results for First Quarter of Fiscal 2005

HAYWARD, Calif. – July 21, 2004 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	Revenue of $9.6 million was lower than revenue of $13.7 million in the prior year quarter due to the Company’s previously announced decision to eliminate quarter end discounts on large volume purchases by its distribution partners. The Company believes that sales to its distribution partners are now normalized with sales to end-users and expects revenue growth in excess of 10% for the remaining nine months of fiscal 2005.

•	Due to the impact of lower revenue as described above, the Company reported a net loss from continuing operations per share of $0.02 compared to net income from continuing operations per share of $0.09 in the prior year quarter.

•	The Company was granted 510(k) clearance from the Food and Drug Administration (“FDA”) for its new High Sensitivity C-Reactive Protein (“hs-CRP”) test in June and is expected to launch this test as moderately complex under the Clinical Laboratory Improvement Amendments (“CLIA”) early next fiscal year. Hs-CRP is an immunoassay-based test which measures coronary artery inflammation as a predictor of risk of heart disease in individuals who may or may not have normal cholesterol levels.

•	The Company received a waiver under CLIA from the FDA for its second liver enzyme test, Aspartate Aminotransferase (“AST”) in June and plans to launch this test as CLIA waived this fall in combination with its CLIA-waived Alanine Aminotransferase (“ALT”) test as it advances the Company’s goal of offering a four test liver function panel.

•	The Company expects to introduce the Cholestech Endo-Pat 2000, a novel and proprietary system for assessing vascular endothelial dysfunction, to researchers and “early adopters” over the balance of this fiscal year.

•	Implementation of the federal Prescription Drug and Medicare Improvement Act of 2003, which is expected to occur in January 2005, provides for reimbursement for cholesterol and diabetes screening, which management believes will benefit the Company’s health promotion and physician laboratory market segments as more individuals will be screened for high cholesterol and diabetes and ultimately treated by a physician.

The comparative revenue reduction was driven by the Company’s previously announced decision to eliminate quarter end discounts on large volume purchases by its distribution partners. Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “As disclosed previously, we became concerned about the future impact on end-user pricing and the inefficiencies in our operations that result from month to month swings in shipping volume. As a result, beginning in the fourth quarter of fiscal 2004, we decided to reduce the amount of product we sold to our distribution partners at a discount to their standard price. In addition, at that time, we notified our distribution partners that in the future we will no longer offer any discounts of this type. In this first fiscal quarter of 2005, we did not offer any quarter-end discounts to our distribution partners.”

Mr. Pinckert continued, “We believe that the impact of our decision regarding the elimination of distributor quarter end discounting is behind us. When combined with three new product announcements in this fiscal quarter which will increase the utility of the LDX platform and create opportunities for us to leverage our installed base, the expected enactment of Medicare coverage of cholesterol and diabetes screening in calendar year 2005 and a continued emphasis by major pharmaceutical companies on obtaining over-the-counter status for certain statin drugs, we believe that Cholestech is well positioned for continued growth.”

Investor Conference Call

The Company will conduct a conference call on its fiscal 2005 first quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 795-1259 or, from international locations, (785) 832-0326. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on August 4th by dialing

(800) 934-7612 or from international locations, (402) 220-6980. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: revenue growth for the remainder of fiscal 2005; marketing plans for our AST/ALT test, hs-CRP test and Endo-Pat 2000 system and the expected benefits of these new products; the expected implementation and benefits to the Company of the federal Prescription Drug and Medicare Improvement Act of 2003; our beliefs regarding the outcome of focusing on distributor and installed base management and its negative impact being behind us; our plans to leverage our installed base and our distribution capabilities and other factors creating long-term growth opportunities, such as expanded Medicare coverage, the emphasis of pharmaceutical companies and efforts to promote health awareness. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; risks inherent to future sales growth and the research and development process, further regulatory changes and guidelines affecting the healthcare system in the United States; internal operating results; the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor Contact:	Media Contact:
William W. Burke	Jim Byers	Christopher Katis
Chief Financial Officer	Financial Dynamics	Financial Dynamics
Cholestech Corporation	415-439-4514	415-439-4518
510-781-5065	jbyers@fd-us.com	ckatis@fd-us.com
bburke@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen weeks ended
	6/25/2004	6/27/2003
Revenue	$9,553	$13,714
Cost of revenue	4,004	5,545

Gross profit	5,549	8,169

Operating expenses:
Sales & marketing	2,784	3,005
Research & development	902	841
General & administrative	2,443	2,142
Litigation and other related expenses	—	120

Total operating expenses	6,129	6,108

Operating income (loss) from continuing operations	(580)	2,061
Net interest and other income	13	165
Provision (benefit) for income taxes	(221)	957

Net income (loss) from continuing operations	(346)	1,269

Net income (loss) from discontinued operations	1	15

Net income (loss)	$(345)	$1,284

Net income (loss) from continuing operations per share:
Basic	$(0.02)	$0.09
Diluted	$(0.02)	$0.09
Net loss from discontinued operations per share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00
Net income (loss) per share:
Basic	$(0.02)	$0.09
Diluted	$(0.02)	$0.09
Shares used to compute net income per share:
Basic	14,163	13,752
Diluted	14,163	14,338

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	6/25/2004	3/26/2004
Cash, cash equivalents, marketable securities and long-term investments	$25,460	$23,602
Total assets	$63,600	$63,230
Long-term debt	—	—
Shareholders’ equity	$57,452	$57,278